                                                                      Exhibit 10

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 2-54607 of MFS Series Trust IV, of our report dated October 9, 2003, appearing in the annual report to shareholders of MFS Government Money Market Fund, MFS Mid Cap Growth Fund, MFS Money Market Fund and MFS Municipal Bond Fund, each a series of MFS Series Trust IV, for the year ended August 31, 2003, and to the references to us under the headings "Financial Highlights" in each Prospectus and "Independent Auditors and Financial Statements" in each Statement of Additional Information, all of which are part of such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


Boston, Massachusetts
December 23, 2003